Ex 10.10.1

PartnerRe Ltd.

Executive Restricted Share Unit Award Agreement

<Name>

<Date>

This Restricted Share Unit Award Agreement (the “Agreement”) commences and is made effective as of <Date>, by and between PartnerRe Ltd. (the “Company”), and <Name> (the “Participant”), an employee of the PartnerRe Group (PartnerRe Group is defined to include PartnerRe Ltd. and its subsidiaries).

WHEREAS, the Company desires to afford the Participant the opportunity to own common shares, $1.00 par value, of the Company (“Shares”) pursuant to the PartnerRe Ltd. Amended and Restated Employee Equity Plan (the “Plan”). Further, it is understood by the Participant and the Company that it is the expectation of the Company that the Participant will view the grant of such Awards with a long term view of increasing shareholder value and thereby retain a substantial portion of such Awards received during the period of employment.

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions; Conflicts. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Plan terms and provisions of which are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan shall govern and control.

2. Purpose of Award Document. The purpose of this Agreement is to grant Restricted Share Units (“RSUs”) to the Participant. The Restricted Share Units that are the subject of this grant will be known as “RSUs”. Each RSU represents the right to future delivery of one Share, subject to Section 8 of the Plan.

3. Award Agreement. This Award Agreement is entered into pursuant to the terms of the Plan, and evidences the grant of an equity-based award in the form of RSUs pursuant to the Plan. By receipt of this Award Agreement, the Participant acknowledges receipt of a copy of the Plan and further agrees to be bound thereby and by the actions of the Committee pursuant to the Plan.

4. Grant of RSUs. The Participant is granted an award of RSUs in the amount and on the date (the “Date of Grant”) as specified in the Notice of RSU attached to this document.

5. Shareholder Rights. The Participant will have no rights as a shareholder with respect to the Shares to which this Award relates until the date the Shares are delivered to the Participant. A RSU shall provide the Participant with the right to receive dividend equivalents payable in cash from grant until vesting. Dividend equivalents accrue at the same time and at the same rate as actual dividends paid on Shares.

6. Vesting. Subject to the terms and conditions contained herein, RSUs shall fully vest three years following the Date of Grant. All of the Shares underlying the RSUs will be delivered to the Participant as soon as administratively practicable after the time of vesting.

7. Transferability. RSUs are transferable only upon vesting. RSUs may be transferable, to the extent provided in this Agreement, to any person or entity that would be considered a “family member” of the Participant for purposes of Form S-8 under the U.S. Securities Act of 1933.

8. Termination. In the event that the Participant ceases to be an employee of PartnerRe Group prior to the vesting of all of the RSUs granted under this Agreement, the following conditions shall apply:

a. Death or Disability. Accelerated vesting of RSUs will occur upon the date of termination as a result of death or disability. All of the Shares underlying the RSUs will be delivered to the Participant as soon as administratively practicable after the time of vesting.

b. Company with Cause, Company without Cause, Employee Termination with Good Reason, Employee Termination without Good Reason (other than for Retirement). All unvested RSUs shall be forfeited on the date of such termination.

c. Retirement. All unvested RSUs shall continue to vest under the original vesting provisions for thirty-six (36) months following the date of termination of employment.

d. Post-termination Covenants. Notwithstanding the provisions of section 8.c. above, the continuation of the vesting period following retirement is contingent upon the Executive’s compliance with the limitations on his business activity, including; (i) refraining from competing in the reinsurance business in the locations where PartnerRe does business, and, (ii) refraining from soliciting employees or customers of PartnerRe to a company that competes in the reinsurance business in the locations where PartnerRe does business, and (iii) disclosing confidential information of PartnerRe (unless legally required to do so); until the sooner of (i) thirty–six months following retirement, or (ii) until all unvested RSUs granted pursuant to this agreement have vested.

e. Retirement. As defined under this agreement is a voluntary termination after achieving any of the following age and service combinations:

•	Age 65; or

•	Age 60 with 10 years of service

In the event that any of the terms laid down in the Participant’s contract of employment conflict with the provisions of this section, the contract of employment shall prevail. For the avoidance of doubt, this Award shall follow the treatment of Options upon termination as set out in such contract of employment.

9. Entire Agreement. With the exception of any contract of employment that may be applicable in regard to section 8, as noted above, the Plan and this Award Agreement (including the Notice of RSU) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. Any modification of this Award Agreement must be in writing signed by the Company. Decisions of the Committee with respect to the administration and interpretation of the Plan and this Award Agreement will be final, conclusive and binding on all persons.

10. Data Protection. The Participant hereby acknowledges and agrees that the PartnerRe Group may process personal data about the Participant in relation to the RSUs herein (“Personal Data”).

The Participant acknowledges that, in connection with the above and strictly for said purposes, some Personal Data may be transferred externally to the Company’s broker, Fidelity Stock Plan Services, LLC.

In addition, the Participant acknowledges that, in connection with the above and strictly for said purposes, the Company may transfer Personal Data to EDS Information Business GmbH (“EDS”). EDS is based in Switzerland and is responsible for the technical and operational aspects of the PartnerRe Group’s human resource systems.

The Participant shall have the right to access and rectify personal data maintained by PartnerRe Group.

11. Rights or Entitlements. The Participant hereby acknowledges and agrees that this award does not provide any entitlement to any benefit other than that granted under the Plan. The Participant further acknowledges and agrees that any benefits granted under the Plan are not a part of such Participant’s base salary, and will not be considered a part of any pension or severance payments in the event of a termination of the Participant’s employment or service for any reason.

12. Change in Control. Upon a Change in Control, all RSUs will be subject to Section 11 of the Plan.

13. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

14. Governing Law. This Award Agreement will be governed by and construed in accordance with the laws of Bermuda, without regard to conflict of laws.

15. Headings. Headings are for the convenience of the parties and are not deemed to be part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

PARTNERRE LTD.

Philip Martin
Director of Group Compensation
& Benefits

Notice of Restricted Share Units

<Name>	Award Number:	<####>
<Address>	Plan:	EEPF
<Address>	ID:	<####>
<Address>

Effective <Date> you have been granted an award of <###> Restricted Share Units (RSUs). These units are restricted until the vest date shown below, at which time you will receive shares of PartnerRe Ltd. (the Company) common stock.

The current total value of the award is <$###>.

RSU’s	Vest Date

<###>	<Date>

For further information, please see the Stock Plan Information folder in the Human Resource section on PartnerRelink.

By your on-line acceptance and the Company’s signature below, you and the Company agree that these Restricted Share Units are granted under and are governed by the terms and conditions of the Company’s Employee Equity Plan and the Restricted Share Unit Award Agreement.

PartnerRe Ltd.

Wellesley House South, 90 Pitts Bay Road	Telephone	(1 441) 292 0888
Pembroke HM 08, Bermuda	Telefax	(1 441) 296 2250 http://www.partnerre.com